Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Transocean Ltd. of our report dated October 3, 2017 relating to the financial statements of Songa Offshore SE and its subsidiaries, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Limited
Limassol, Cyprus
3 October 2017